Limelight Networks, Inc. Appoints Seasoned Growth Executive Bob Lyons as New CEO

SCOTTSDALE, Ariz., January 20, 2021 /PRNewswire/ -- Limelight Networks, Inc. (Nasdaq: LLNW) and its Board of Directors announced today that Bob Lyons, previously CEO at Alert Logic, has been named President and CEO and will join the company and the board of directors effective February 1, 2021. Bob Lento, President, CEO and Director since 2012, is retiring.
Lyons is a proven technology executive with an extraordinary track record of successfully scaling businesses and creating enterprise value through strategic revitalization, improved profitability, and revenue growth. At Alert Logic, he led the company through a multi-year strategic reposition that resulted in becoming a global leader in cybersecurity, specifically in managed threat detection and response. Prior to Alert Logic, Lyons held executive positions at Connexions Loyalty/Affinion Group, Ascend Learning, and Stream Global Services.
“We are excited to welcome Bob Lyons as we believe he is uniquely qualified to lead Limelight into its next phase of accelerated growth, profitability, and innovation. His passion for the customer and demonstrated track record of building high performing, innovative organizations aligns very well with our strategic objective to build on our current strengths and become a leader in delivering edge-based solutions." said Walt Amaral, Chair of the Limelight Networks Board of Directors. “We are grateful for Bob Lento’s leadership and the many heights reached during his tenure. His success in rebuilding the company, outstanding customer relationships, and creating a dynamic, high-performance culture are some of his most notable accomplishments,” continued Amaral.
"It has been a great privilege to lead Limelight and be a part of this amazing company for eight years. I am enormously proud of what we accomplished and believe Bob Lyons is an excellent choice to lead Limelight in its next phase. He is a seasoned leader with deep experience in scaling technology businesses and creating shareholder value. Most important, his core values strongly align with the Limelight culture to allow for a smooth transition and ability to quickly have an impact,” said Lento.
"I am honored to have the opportunity to join Limelight at a time of unprecedented opportunity. The digital transformation is creating new challenges and big opportunities alike. Limelight’s ability to leverage content, compute, and cybersecurity capabilities at the edge enables us to create a distinctive digital experience and we are uniquely qualified to deliver strategic edge business solutions. I look forward to expanding on Limelight’s strong CDN heritage to build an edge-based solutions company that accelerates growth and profitability," said Lyons.
About Limelight
Limelight Networks, Inc. (NASDAQ: LLNW), a leading provider of digital content delivery and edge services, empowers customers to provide exceptional digital experiences. Limelight’s edge services platform includes a unique combination of global private infrastructure, intelligent software, and expert support services optimized for video workflows. For more information, visit www.limelight.com, follow us on Twitter, Facebook and LinkedIn.

Investor Relations
Veronica Bracker, (602) 850-5778
ir@llnw.com
Source: Limelight Networks, Inc.